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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
XM Satellite Radio Holdings Inc. and Subsidiaries:

  We consent to the incorporation by reference in the registration statements Nos. 333-47570, 333-93529 and 333-39176 on Forms S-3 and Nos. 333-92049 and 333-
42590 on Form S-8 of XM Satellite Radio Holdings Inc. and subsidiaries of our reports dated February 9, 2001 with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000 and for the period from December 15, 1992 (date of inception) to December 31, 2000, and related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of XM Satellite Radio Holdings Inc. and subsidiaries.

  Our reports, dated February 9, 2001, contain an explanatory paragraph that states that the Company has not commenced operations and is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                              /s/ KPMG LLP

McLean, VA
March 14, 2001